UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  July 24, 2008

Peoples Community Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-29949	31-1686242
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6100 West Chester Road

West Chester, Ohio  45069

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code  (513) 870-3530

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On July 24, 2008, Peoples Community Bancorp, Inc. (the “Company”) and Integra Bank, N.A. (the “Bank”) entered into a forbearance agreement (the “Agreement”) regarding the Company’s $17.5 million obligation to the Bank under an outstanding line of credit from the Bank which was due and payable on June 30, 2008 (the “Indebtedness”).  Subject to complete and timely compliance with the terms of the Agreement by the Company, the Bank has agreed to, among other things, forbear and refrain during the Forbearance Period (defined below) from initiating or prosecuting any action in any court to collect the Indebtedness.  The Forbearance Period covers the period of time that commences on the date of the Agreement and ends 30 days from the date thereof, provided, however, that the Bank may extend such initial 30 day period for an additional 15 days.  However, if prior to the 30 day period (or, if extended, the 45 day period), the Company enters into a definitive agreement and structures a series of transactions which, when implemented, will result in the repayment in full of the Indebtedness, the Forbearance Period shall be extended and shall end on the earliest of (i) the closing date under such definitive agreement, (ii) the occurrence of a termination event (as defined in the Agreement) or (iii) December 31, 2008.

The Company issued a press release regarding the execution of the Agreement on July 28, 2008.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01               Financial Statements and Exhibits.

(a)           Not applicable.

(b)           Not applicable.

(c)           Not applicable.

(d)           Exhibits.

Item 99.1               Press Release dated July 28, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 29, 2008

PEOPLES COMMUNITY BANCORP, INC.

By:	/s/ Jerry D. Williams
Jerry D. Williams
President and Chief Executive Officer